Exhibit 99.1

July 25, 2019

To Our Members:

We are pleased to announce that, based on our preliminary financial results for the second quarter of 2019, the Board of Directors of the Federal Home Loan Bank of Chicago (FHLBank Chicago) declared a dividend of 5.00% (annualized) for Class B1 activity stock and a dividend of 2.25% (annualized) for Class B2 membership stock, maintaining the levels declared for the first quarter of 2019.

The FHLBank Chicago pays a higher dividend per share on activity stock to recognize members who use our advances and, thereby, support the entire cooperative. The higher dividend received on Class B1 activity stock has the effect of lowering your borrowing costs.

We expect to report net income of $76 million for the second quarter of 2019 when we file our Form 10-Q with the Securities and Exchange Commission next month. Our preliminary and unaudited financial results are included here and details on the dividend payments and our second quarter 2019 financial highlights are provided at the end of this letter.

MPF® Loan Growth Continues to Rise; Advances and Letters of Credit Activity Remains Strong
Members’ use of the Mortgage Partnership Finance® (MPF) Program continued to see strong growth in the second quarter of 2019. MPF loans outstanding on balance sheet totaled $8.3 billion at the end of the second quarter of 2019, up $1.2 billion from year-end 2018. In addition, the number of Participating Financial Institutions selling into MPF Traditional products continued to grow during the second quarter of 2019. At the end of the second quarter of 2019, advances outstanding totaled $51.1 billion, down $1.5 billion from year-end 2018, and letters of credit totaled $25.8 billion, up $1.5 billion from year-end 2018.

Changes to Maximize Your Collateral Value Implemented this Month
Optimizing your collateral value is integral to maximizing your borrowing capacity with us. Over the past few years, we have expanded collateral classes that can be pledged, looked for ways to enhance and improve collateral margins in a safe and sound manner, and taken steps to make the pledging process easier for members. On July 1, 2019, we implemented new enhancements intended to further optimize your collateral value. In particular, we began providing value to certain categories of collateral that were previously considered ineligible. If you could not attend our webinars this spring or view the recordings on eBanking, we encourage you to speak with your sales director to learn more about these changes. We are also offering collateral workshops on Tuesday, September 17, in Madison, Wisconsin, and on Wednesday, September 18, in Rosemont, Illinois. Visit fhlbc.com/events to learn more and to register.

By the Numbers: 2019 Competitive AHP Round
The 2019 competitive Affordable Housing Program (AHP) round closed on Friday, June 14, with 71 applications received requesting approximately $42.6 million to support the construction, acquisition, and/or rehabilitation of 4,403 housing units. We would like to thank our members and their community partners for participating in this year’s application process. We expect to award approximately $23.8 million in early December. Learn more about the round here.

LIBOR Transition Resources
We continue to prepare for and monitor market developments associated with the planned phase out of the London Interbank Offered Rate (LIBOR) by December 31, 2021. The Secured Overnight Financing Rate (SOFR) has been recommended by the Alternative Reference Rates Committee (ARRC) as the preferred alternative rate to LIBOR. Because LIBOR is widespread throughout the financial markets, it is possible that our members will be affected by the transition. In an effort to inform our members as you prepare for the LIBOR to SOFR transition, a resource page on fhlbc.com has been created for your reference. Through this resource page, we plan to continue to update our members as the market develops and more information becomes available.

As always, thank you for your membership in the Federal Home Loan Bank of Chicago. We look forward to seeing a record number of you at our annual Management Conference next week on August 1st and 2nd.

Best regards,

Matt Feldman
President and CEO

Second Quarter 2019 Dividend
On July 25, 2019, the Board of Directors of the Federal Home Loan Bank of Chicago (FHLBank Chicago) maintained the dividends declared on Class B1 activity stock and Class B2 membership stock. Based on our preliminary financial results for the second quarter of 2019, the Board of Directors declared a dividend of 5.00% (annualized) for Class B1 activity stock and a dividend of 2.25% (annualized) for Class B2 membership stock.

The actual effective combined dividend rate on the total stock held by each member depends on each member’s level of activity with the FHLBank Chicago during the second quarter of 2019 and the relative number of shares of activity and membership capital stock held by each member. The dividend will be paid by crediting your account on August 15, 2019.

Second Quarter 2019 Financial Highlights
For more details, please refer to the Condensed Statements of Income and Statements of Condition here. The financial results discussed are preliminary and unaudited. We expect to file our second quarter 2019 Form 10-Q with the Securities and Exchange Commission (SEC) next month. You can access it on our website, fhlbc.com, or through the SEC’s reporting website.

•	Advances outstanding decreased $1.5 billion to $51.1 billion at June 30, 2019, down from $52.6 billion at December 31, 2018.

•	MPF Loans held in portfolio increased to $8.3 billion at June 30, 2019, up from $7.1 billion at December 31, 2018, due mainly to strong loan origination activity as mortgage rates have declined.

•	Total investment securities increased 6% to $22.5 billion at June 30, 2019, up from $21.3 billion at December 31, 2018, as purchases exceeded paydowns and maturities.

•	Total assets increased to $96.6 billion as of June 30, 2019, compared to $92.9 billion as of December 31, 2018, due mainly to growth in our liquidity portfolio.

•	We recorded net income of $76 million in the second quarter of 2019, down from $85 million in the second quarter of 2018.

•
Net interest income for the second quarter of 2019 was $116 million, down from $132 million for the second quarter of 2018, primarily due to our higher-earning legacy investment portfolio continuing to pay down, increasing our lower-yielding liquidity portfolio, and funding our statement of condition with debt at higher rates than the same period a year ago.

•
In the second quarter of 2019, noninterest income was $21 million, up $12 million from $9 million for the second quarter of 2018, primarily due to unrealized gains on our trading securities portfolio, net gains from financial instruments for which we have elected the fair value option and the derivatives economically hedging them, and an increase in fee income earned for services provided related to our MPF Loan Program.

•	We remained in compliance with all of our regulatory capital requirements as of June 30, 2019.

•	Letters of credit commitments increased to $25.8 billion at June 30, 2019, up from $24.3 billion at December 31, 2018.

This publication contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. All statements other than statements of historical fact are “forward-looking statements,” including any statements of the plans, strategies, and objectives for future operations; any statements of belief; and any statements of assumptions underlying any of the foregoing. These statements may use forward-looking terms, such as “anticipates,” “believes,” “expects,” “could,” “plans,” “estimates,” “may,” “should,” “will,” or their negatives or other variations on these terms. We caution that, by their nature, forward-looking statements involve risk or uncertainty, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, maintaining compliance with regulatory and statutory requirements relating to our dividend payments and retained earnings, a decrease in our levels of business which may negatively impact our results of operations or financial condition, instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in mortgage interest rates and prepayment speeds on mortgage assets, our ability to execute our business model and to pay future dividends (including enhanced dividends on activity stock), our ability to meet required conditions to repurchase or redeem excess capital stock from our members, including maintaining compliance with our minimum regulatory capital requirements and determining our financial condition is sound enough to support such repurchases and redemptions, our ability to continue to offer the Reduced Capitalization Advance Program, our ability to implement product enhancements and new products, the impacts of regulatory changes to Federal Home Loan Bank membership requirements and liquidity requirements by the Federal Housing Finance Agency, the loss of members through mergers and consolidations, our ability to protect the security of our information systems and manage any failures, interruptions, or breaches, and the risk factors set forth in our periodic filings with the Securities and Exchange Commission, which are available on our website at fhlbc.com. We assume no obligation to update any forward-looking statements made in this publication. The financial results discussed in this publication are preliminary and unaudited. “Mortgage Partnership Finance” and “MPF” are registered trademarks of the Federal Home Loan Bank of Chicago.

Condensed Statements of Condition
(Dollars in millions)
(Preliminary and Unaudited)
	June 30, 2019	December 31, 2018	Change
Cash and due from banks, interest bearing deposits, Federal Funds sold, and securities purchased under agreement to resell	$14,247	$11,407	25%
Investment securities	22,519	21,305	6%
Advances	51,141	52,628	(3)%
MPF Loans held in portfolio, net of allowance for credit losses	8,265	7,103	16%
Other	387	414	(7)%
Assets	$96,559	$92,857	4%

Consolidated obligation discount notes	$44,893	$43,166	4%
Consolidated obligation bonds	43,941	42,250	4%
Other	2,343	2,152	9%
Liabilities	91,177	87,568	4%
Capital stock	1,678	1,698	(1)%
Retained earnings	3,663	3,536	4%
Accumulated other comprehensive income (loss)	41	55	(25)%
Capital	5,382	5,289	2%
Total liabilities and capital	$96,559	$92,857	4%

Member standby letters of credit - off balance sheet	$25,790	$24,306	6%

Condensed Statements of Income
(Dollars in millions)
(Preliminary and Unaudited)
	For the three months ended June 30,			For the year to date ended June 30,
	2019	2018	Change	2019	2018	Change
Interest income	$703	$577	22%	$1,389	$1,057	31%
Interest expense	(587)	(445)	32%	(1,155)	(801)	44%
Net interest income	116	132	(12)%	234	256	(9)%
Noninterest income	21	9	133%	39	9	333%
Noninterest expense	(52)	(46)	13%	(102)	(88)	16%
Income before assessments	85	95	(11)%	171	177	(3)%
Affordable Housing Program assessment	(9)	(10)	(10)%	(18)	(18)	—%
Net income	$76	$85	(11)%	$153	$159	(4)%

Average interest bearing assets	$96,753	$94,058	3%	$95,480	$91,872	4%
Net interest income yield on average interest earning assets	0.48%	0.56%	(0.08)%	0.49%	0.56%	(0.07)%